Exhibit 6.11

AMENDMENT AND RESTATEMENT OF UNSECURED PROMISSORY NOTES

June 14, 2024

FOR GOOD AND VALUABLE CONSIDERATION, RoyaltyTraders LLC, a Delaware limited liability company with an office and place of business at 1053 East Whitaker Mill Rd. Suite 115 Raleigh, NC 27604 (the “Company”), and Sean Peace and his registered assigns (“Holder”), hereby amend and restate the Unsecured Promissory Note issued by the Company to Holder dated May 27, 2022 for $200,000.00 which was later amended on September 19, 2022 to increase the principal amount to $250,000.00 (“Note 1”), the Unsecured Promissory Note issued by the Company to Holder dated January 20, 2023 for $100,000.00 (“Note 2”), and the Unsecured Promissory Note issued by the Company to Holder dated July 6, 2023 for $50,000.00 (“Note 3”), and together the “Notes”.

WHEREAS the Holder’s intent was to use Note 2 and Note 3 as executed subsequent to Note 1 as amendments to Note 1 and not as separate note agreements;

AND WHEREAS it is within the interests of the Holder and the Company to express the aforementioned intent through the consolidation of the Notes into one amended and restated note;

AND WHEREAS the principal borrowed by the Company of $400,000.00 is outstanding;

AND WHEREAS accrued interest on the previous notes equals the amount of $136,328.77 as of the Effective Date of this agreement;

AND WHEREAS the interest balance previously accrued shall remain outstanding and payable by the Company to the Holder;

AND WHEREAS the interest rate on the outstanding principal shall continue to accrue at a simple interest rate of 20% per annum;

As set forth herein, the undersigned agree to amend and restate the aforementioned notes into a consolidated date with a Maturity Date of July 12, 2025, effective as of June 14, 2024 (“Effective Date”).

On or before the Maturity Date, for value received, the undersigned RoyaltyTraders LLC dba SongVest promises to pay to the order of the Holder, in the manner and at the place provided below, the principal sum of four hundred thousand dollars ($400,000.00) and all interest accrued and due through the date of principal repayment.

1. PAYMENT. All payments of principal and interest under this note will be made in lawful money of the United States of America, in same day funds, at such place as the Holder may designate in writing.

2. INTEREST and FEES. Interest on the principal balance of this note is at a simple interest rate of twenty percent per annum from the Effective Date of this Agreement in addition to the outstanding accrued interest as of the Effective Date of this agreement.

3. PREPAYMENT. The Borrower may prepay this note, in whole or in part, at any time before maturity without penalty or premium at a prorated amount of the simple interest rate of 20% per annum.

4. EVENTS OF DEFAULT. Each of the following constitutes an “Event of Default” under this note: (i) the Borrower’s failure to make any payment when due under the terms of this note; (ii) the filing of any voluntary or involuntary petition in bankruptcy by or regarding the Borrower or the initiation of any proceeding under bankruptcy or insolvency laws against the Borrower; and (iii) an assignment made by the Borrower for the benefit of creditors.

5. ACCELERATION; REMEDIES ON DEFAULT. If any Event of Default occurs, all principal and interest owed under this note will become immediately due and payable without any action by the Holder, the Borrower, or any other person. The Holder, in addition to any rights and remedies available to the Holder under this note, may, in his sole discretion, pursue any legal or equitable remedies available to him under applicable law or in equity. Notwithstanding the foregoing, the note cannot be called by the Holder, in part or in full, within the first twenty-four (24) months of the date of execution of this Unsecured Promissory Note.

6. WAIVER OF PRESENTMENT; DEMAND. The Borrower hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of protest and nonpayment, notice of costs, expenses or losses and interest on those, notice of interest on interest and late charges, and diligence in taking any action to collect any sums owing under this note, including (to the extent permitted by law) waiving the pleading of any statute of limitations as a defense to any demand against the undersigned. Acceptance by the Holder or any other holder of this note of any payment differing from the designated lump-sum payment listed above does not relieve the undersigned of the obligation to honor the requirements of this note.

7. GOVERNING LAW. (a) Choice of Law. The laws of the state of North Carolina govern this note (without giving effect to its conflicts of law principles). (b) Choice of Forum. Both parties consent to the personal jurisdiction of the state and federal courts in Wake County, North Carolina

8. COLLECTION COSTS AND ATTORNEYS’ FEES. The Borrower shall pay all costs and expenses of the collection of indebtedness evidenced by this note, including reasonable attorneys’ fees and court costs in addition to other amounts due, without protest.

9. ASSIGNMENT AND DELEGATION. (a) No Assignment. The Borrower may not assign any of its rights under this note. All voluntary assignments of rights are limited by this subsection.

10. SEVERABILITY. If any one or more of the provisions contained in this note is, for any reason, held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions of this note.

11. NOTICES. (a) Writing; Permitted Delivery Methods. Each party giving or making any notice required or permitted by this note shall give that notice in writing and use one of the following types of delivery, mail (registered or certified mail, postage prepaid, return-receipt requested), nationally recognized overnight courier (fees prepaid), or email. (b) Addresses. A party shall address notices under this section 13 to a party at the following addresses:

If to the Borrower: RoyaltyTraders LLC dba SongVest 1053 East Whitaker Mill Rd Suite 115 Raleigh NC 27604

If to the Holder: The Kingdom Trust Company Custodian, FBO Sean Peace IRA

12. WAIVER. No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this note will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy.

13. HEADINGS. The descriptive headings of the sections and subsections of this note are for convenience only, and do not affect this note’s construction or interpretation. Each party is signing this note on the date stated opposite that party’s signature.

RoyaltyTraders, LLC dba SongVest

By:	/s/ Zac Anderson
Name:	Zac Anderson
Title:	CFO

HOLDER:

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	Founder/CEO

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